Exhibit 99

November 10, 2004

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Charles K. Graham, President & CEO or
Francie P. Reppy, Senior Vice President & CFO
(304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2004 EARNINGS

Wheeling, WV, November 10, 2004–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2004 was reported at $707,973 or $.46 per share, compared to $608,923 or $.40 per share reported for the same period a year earlier. The 16.3% increase in earnings during the third quarter of 2004 compared to 2003 primarily resulted from the increase in net interest income combined with the increase in noninterest income, offset in part by the increase in operating expenses and the provision for loan losses. Net interest income increased $193,930 or 8.9% over the same period in 2003. Net interest income increased during the third quarter of 2004 compared to the same period in 2003 primarily from the increase in interest income on loans and investment securities combined with the decrease in the interest rates paid on deposit liabilities. Noninterest income increased $24,235 or 7.8% in the third quarter of 2004 as compared to the same period in 2003. The increase in noninterest income during the third quarter of 2004 as compared to 2003 was primarily due to the 21.2% increase in other operating income. The increase in other operating income primarily resulted from the earnings related to the cash surrender value of the bank owned life insurance on its key officers. Noninterest expenses increased $48,337 or 2.9% during the third quarter of 2004 as compared to 2003. Increased other operating expenses and occupancy expenses primarily contributed to the increase in noninterest expense during the three months ended September 30, 2004 as compared to the prior year. The provision for loan losses was increased by $45,000 for the third quarter of 2004 as compared to the same period in 2003.

For the nine months ended September 30, 2004, net income was reported at $1,992,292 or $1.30 per share compared to $1,919,123 or $1.25 per share reported for the same period in 2003. The 3.8% increase in earnings was primarily due to the increase in net interest income, offset in part by the increase in noninterest expenses and the decrease in noninterest income.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2004	December 31, 2003
AT PERIOD END
Total Assets	$289,241	$284,111
Total Deposits	240,732	241,947
Total Loans	155,633	146,711
Total Investment Securities	109,770	119,245
Shareholders’ Equity	23,942	23,031
Shareholders’ Equity Per Share of Common Stock	15.66	15.07

(Unaudited, in thousands, except share and per share data)	September 30, 2004	September 30, 2003
FOR THE NINE MONTHS ENDED
Net Income	1,992	1,919
Provision for Loan Losses	210	210
Earnings Per Share of Common Stock	1.30	1.25
Dividends Per Share of Common Stock	.57	.54
Return on Average Assets	.94%	.93%
Return on Average Equity	11.63%	11.81%

FOR THE THREE MONTHS ENDED
Net Income	708	609
Provision for Loan Losses	90	45
Earnings Per Share of Common Stock	.46	.40
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.98%	.85%
Return on Average Equity	12.16%	10.93%

Average shares outstanding	1,528,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”